EXHIBIT 10.5.13

Summary Description of November 5, 2007 Compensation Committee Action

Approving 2008 Executive Bonus Opportunities

At a meeting held on November 5, 2007, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the “Company”) approved the targeted maximum amount of annual bonus that each of those individuals who qualify as “named executive officers” (pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K) will be eligible to earn for performance during the upcoming 2008 fiscal year.

For three of the Company’s named executive officers (John N. Foy, Stephen D. Lebovitz and Eric P. Snyder), the determination of the maximum targeted potential bonus for each officer, as well as the Compensation Committee’s final determination of the amount of bonus ultimately paid, reflects consideration by the Compensation Committee of overall Company performance, as well as various factors related to the successful continuation and/or completion of projects or other matters identified by senior management and the Compensation Committee as being within such executive’s areas of responsibility. For John N. Foy, Vice Chairman of the Board and Chief Financial Officer of the Company, and Stephen D. Lebovitz, the Company’s President, such matters typically include the completion of acquisitions, closing of financing transactions, completion of phases of construction on development of shopping centers, completion and grand opening of shopping centers, completion of joint ventures and completion of securities offerings. For Eric P. Snyder, the Company’s Senior Vice President and Director of Corporate Leasing, such matters considered by the Compensation Committee typically include the achievement of various leasing thresholds and leasing spreads for the Company’s development projects and the maintaining and increasing of occupancy levels and leasing spreads for the Company’s existing projects. The Compensation Committee’s final decision as to the bonuses paid typically is made during the fourth quarter of each year, based on its overall, qualitative evaluation of each officer’s performance with regard to such factors in light of the Company’s performance and the external factors (economic and otherwise) that impacted such performance during the year. The maximum potential bonuses that the Compensation Committee provided that each of these three named executive officers could earn pursuant to the above-stated criteria or matters for 2008 are as follows: John N. Foy – $775,000; Stephen D. Lebovitz – $775,000; and Eric P. Snyder – $375,000.

For the Company’s other two named executive officers, Charles B. Lebovitz (Chairman and Chief Executive Officer) and Augustus N. Stephas (Chief Operating Officer – Senior Vice President), the Compensation Committee allocated up to $1,225,000 of funds to be available as bonuses that could be earned by such officers for 2008, consisting of specified maximum bonuses that could be earned by each of these two named executive officers totaling $1,075,000 plus the opportunity to share (together with one other executive officer) in an unallocated discretionary bonus pool of up to $150,000. The potential bonus payouts set by the Compensation Committee for Mr. Lebovitz and Mr. Stephas are as follows: Charles B. Lebovitz - $775,000 plus any additional participation in the unallocated $150,000 pool, and Augustus N. Stephas - $300,000 plus any additional participation in the unallocated $150,000 pool. The actual bonus payments to these two named executive officers, including the amount (if any) to be paid out of the $150,000 unallocated pool, will be determined during the fourth quarter of 2008 by the Compensation Committee, based upon its evaluation of such officer’s performance and contributions to the Company’s overall performance during the year.

In the case of both of the bonus mechanisms described above for 2008, final bonus payments are contingent upon each such officer’s continued employment with the Company, and the Compensation Committee retains the discretion to increase, decrease or eliminate a bonus payment to any officer in accordance with its ultimate evaluation of his performance during the year. Each officer who receives a bonus will have the option of electing whether to have his bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in the Company’s Common Stock will be determined based on the market value of the Common Stock on the date when such bonus becomes payable.